Exhibit 10.39

AMENDED
AND
RESTATED
EMPLOYMENT AGREEMENT

COMMERCE BANCORP, INC.

AND

VERNON W. HILL, II

EFFECTIVE DATE JANUARY 1, 2006

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
TABLE OF CONTENTS

BACKGROUND		1

1.	Employment and Term of Employment.	2
1.1	Five-Year Term	2
1.2	Conditions to Term.	2
(a)	Automatic Renewal and Extension.	2
(b)	Termination at Anniversary.	2
(c)	Termination for Other Reasons.	2
1.3	“Term“ Definition.	2
1.4	“Anniversary Date“ Definition	2

2.	Services and Duties.	3
2.1	Offices	3
2.2	Duties	3
(a)	Full Time and Best Efforts.	3
(b)	Outside Activities	3

3.	Compensation.	3
3.1	Compensation Definition	3
3.2	Base Salary	3
(a)	Payment.	3
(b)	Adjustment	4
3.3	Plans and Programs	4
(a)	Pro-Ration	4
3.4	Year	4
3.5	Compensation Pro-Ration	4

4.	Fringe and Other Benefits	4
4.1	Generally Available Benefits	4
4.2	Other Benefits	4
4.3	Expenses	4
4.4	Indemnity	4

i

5.	Disability and Death Compensation.	5
5.1	Permanent Disability	5
5.2	Disability Compensation	5
(a)	Monthly Disability Payments	5
(b)	Disability Benefits	5
(c)	Partial Disability Compensation.	5
5.3	Death Compensation	6
(a)	Termination of Employment and Regular Compensation.	6
(b)	Death Benefit.	6
(c)	Life Insurance.	6

6.	Termination “For Cause” by Commerce.	6
6.1	“For Cause” Termination	6
(a)	Prior Written Notice	6
(b)	Failure to Cure	6
6.2	“For Cause” Definition	6
(a)	Conviction or Plea	6
(b)	Willful Violation	6
6.3	Compensation on Termination “For Cause”	7

7.	Termination “Without Cause” by Commerce.	7
7.1	“Without Cause” Termination	7
7.2	“Without Cause” Definition	7
7.3	Compensation for Termination “Without Cause”	7
(a)	Compensation through Termination Date	7
(b)	“Without Cause Severance Payment”	7

8.	Termination “For Good Reason” by Hill.	8
8.1	“Good Reason” Termination	8
(a)	Prior Written Notice	8
(b)	Failure to Cure	8
8.2	Compensation for “Good Reason” Termination	8
(a)	Compensation through Termination Date	8
(b)	“Good Reason Severance Payment”	8

9.	“Change in Control” and “Good Reason”	8
9.1	Change in Control Definition	8
(a)	Board Change	8
(b)	Beneficial Ownership Change.	9
9.2	Good Reason Definition	9
(a)	Both a Change in Control and Other Reductions	9
(b)	Material Breaches	10
(c)	Non-Assumption	10

10.	Additional Payments/Excise Taxes.	10
10.1	Gross-Up Payment	10
(a)	Tax is Determined Due	10
(b)	Interest or Penalties are Incurred	10
10.2	Gross-Up Payment Determination	11
(a)	Cooperation	11
(b)	Calculations	11
(c)	Fees and Expenses.	11
(d)	Payment Timing	11
(e)	Binding Effect	11
(f)	Possible Underpayment	11
10.3	Notice of IRS Claim	12
(a)	Time and Content of Notice	12
(b)	Payment Timing	12
(c)	Contest Notice	12
(d)	Other Contest Terms	13
10.4	Refund	14
(a)	Denial of Refund	14

11.	Other Rights for Termination “Without Cause” or “For Good Reason”	14
11.1	Other Benefits	14
(a)	Insurance	14
11.2	Plans and Program Rights	14
11.3	No Mitigation by Hill	14

12.	Source of Payment and Timing.	15
12.1	Source	15
12.2	Time	15

13.	Interest	15

14.	Reimbursement of Enforcement Expenses	15
14.1	Failure to Pay	15
14.2	Failure to Provide	15
14.3	Further Conditions for Reimbursement	15

15.	Confidential Information and Non-Competition.	16
15.1	Confidentiality	16
(a)	Company Information Definition	16
(b)	Non-Disclosure and Non-Use	16
15.2	Commerce’s Interests	16
15.3	Non-Competition and Time of Restrictions.	16
(a)	Non-Competition	16
(b)	Time of Restrictions	17
15.4	Remedies	17
(a)	No Defense or Bar	17
(b)	Payments After Breach	18
15.5	Enforceability	18
15.6	Commerce Definition	18

16.	Successions.	18
16.1	Successors/Assigns/Heirs	18
16.2	Death	19
16.3	Combinations	19

17.	Notices.	19
17.1	Form of Notice	19
17.2	Place of Notice	19

18.	General Provisions.	20
18.1	Entire Agreement	20
18.2	Amendments, Waivers and Termination	20
18.3	Alternate Payments	20
18.4	Benefits and Insurance	20
18.5	“Person” Definition.	20
18.6	Counterparts	20
18.7	No Waiver	21
18.8	Assignment	21
18.9	New Jersey Jurisdiction	21
(a)	Courts in Camden, NJ	21
(b)	Service of Process	21

18.10	Headings.	21
18.11	Notice of Dispute and Cure	21
18.12	New Jersey Law	22

SIGNATURES		22

v

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is dated effective as of January 1, 2006, by and between:

➢	COMMERCE BANCORP, INC. (“Commerce”),

a New Jersey business corporation,

and

➢	VERNON W. HILL, II (“Hill”).

BACKGROUND

A.  Hill is the Chairman, President and Chief Executive Officer (“CEO”) of Commerce and of Commerce Bank, N.A. (“CB”), a national banking association and a wholly-owned subsidiary of Commerce.

B.  Hill and Commerce are parties to an Employment Agreement dated January 1, 1992 (“Prior Agreement”) and wish to amend and restate it to reflect current circumstances, including reduction in Hill’s base salary and to make his total compensation more incentive-based.

C.  The Board of Directors of Commerce (the “Board”) has determined that the continued and future services of Hill will be of value to Commerce, CB and Commerce’s other present and future subsidiaries, and has authorized this Agreement.

D.  Accordingly, the Board wishes to have Hill’s services available to Commerce for at least five (5) years and to provide supplemental benefits to Hill should his employment with Commerce terminate under certain circumstances or should he die or become disabled before the termination of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained here, and intending to be legally bound, Commerce and Hill agree as follows:

1. Employment and Term of Employment.

1.1 Five-Year Term. Commerce offers, and Hill accepts employment on all the terms and conditions of this Agreement, for a term of five (5) years beginning on the date stated above.

1.2 Conditions to Term. This five-year term is subject to:

(a) Automatic Renewal and Extension. On each Anniversary Date, this Agreement and Hill’s employment shall automatically be renewed and extended (on the same terms and conditions) for a new five-year term unless written notice of Termination at Anniversary is given pursuant to Section 1.2(b) below.

(b) Termination at Anniversary. Either Commerce or Hill may terminate this Agreement on any Anniversary Date by giving to the other party written notice of termination no later than November 1 before any such Anniversary Date. If such prior notice is given to either party, then the Term will have four (4) years remaining after the applicable Anniversary Date, subject to the terms and conditions of this Agreement.

(c) Termination for Other Reasons. This Agreement may be terminated on Death, “For Cause”, “Without Cause”, or for “Good Reason” as described in Sections 5-8 below.

1.3 "Term" Definition. “Term” means the original five-year employment period, as well as any renewed or extended periods as provided for in this Agreement.

1.4  “Anniversary Date" Definition. “Anniversary Date” means January 1, 2007, as well as each annual January 1 thereafter if this Agreement is automatically renewed or extended.

2. Services and Duties.

2.1 Offices. During the Term, Hill shall be employed as Chairman, President and CEO of Commerce. Subject to the approval of the CB Board of Directors, during the Term, Hill shall also serve as the Chairman of the Board, President and CEO of CB. Subject to the approval of the respective Boards of Directors, during the Term, Hill shall also serve as an officer and/or director of such other subsidiaries of Commerce as such Board of Directors, with the consent of Hill, shall designate.

2.2 Duties. As the Chairman of the Board, President and CEO of Commerce, Hill shall have primary responsibility for all operations of Commerce and its subsidiaries subject to the oversight of the respective Boards of Directors, provided that such duties are consistent with his present duties.

(a) Full Time and Best Efforts. Hill accepts such duties, will devote his full time and best efforts to the business and affairs of Commerce and its subsidiaries, and will use his best efforts to promote the interests of Commerce and its subsidiaries.

(b) Outside Activities. Hill also has participated in and shall have discretion to participate in other outside activities. Such outside activities are expressly permitted, and shall be in addition to and notwithstanding Hill’s obligation of full time and best efforts as described in Section 2.2(a).

3. Compensation.

3.1 Compensation Definition. “Compensation” means the sum of the highest annual rate of base salary (described in Section 3.2) and highest cash bonus (described in Section 3.3) paid to Hill during the most recent twenty-four (24) months of the Term.

3.2 Base Salary. Commerce shall pay Hill “base salary” at the rate of not less than $1,000,000 per year for all services to be rendered by him under this Agreement and for all positions held by him during the Term.

(a) Payment. Base salary is payable at regular intervals in accord with Commerce’s normal payroll practices now or later in effect.

(b) Adjustment. Base salary is subject to an annual review and such upward adjustments as may be deemed appropriate by the Board or a Board-designated Committee. The Board or such Committee may recommend an increase in base salary for Hill, but shall have no obligation to do so. Base salary may not be decreased without Hill’s written consent.

3.3 Plans and Programs. During the Term, Hill shall be entitled to participate in any cash or other bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation programs now or later in effect that are generally made available to executive officers of Commerce.

(a) Pro-Ration. For any period less than a full year during the Term, Hill shall receive an amount equal to the prorated portion of any payment pursuant to such plan or program.

3.4 Year. A “year” commences on January 1, 2006, and on January 1 of each subsequent calendar year.

3.5 Compensation Pro-Ration. Compensation for a portion of a year shall be pro-rated.

4. Fringe and Other Benefits. During the Term, Hill shall also be entitled to.

4.1 Generally Available Benefits. Participate in all fringe benefits as then in effect that are generally available to Commerce’s executive officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage, and Supplemental Executive Retirement Plan (“SERP”) coverage;

4.2 Other Benefits. Such other fringe benefits as the Board, or a Board-designated Committee, shall deem appropriate; provided that such benefits are consistent with those that he currently enjoys including, without limitation, use of an automobile, paid holidays and vacations, and club memberships;

4.3 Expenses. Reimbursement by Commerce for all expenses incurred by Hill which Commerce determines to be reasonable and necessary (in accord with its normal reimbursement practices now or later in effect) for Hill to carry out his duties under this Agreement; and

4.4 Indemnity. Indemnification by Commerce to the fullest extent permitted by governing law and in accord with Commerce’s bylaws and policies, against all claims concerning Hill’s status as an officer, director, employee, or agent of Commerce.

5. Disability and Death Compensation.

5.1 Permanent Disability. Hill shall be deemed to have become “permanently disabled” upon his failure to render services of the character contemplated by this Agreement, because of his physical or mental illness or other incapacity beyond his control, other than his death, for a continuous period of 6 months, or for shorter periods aggregating more than 9 months in any 18 consecutive months.

5.2 Disability Compensation. Commerce shall compensate Hill for the balance of the Term at a rate equal to 70% of his Compensation at the time Hill becomes permanently disabled while employed during the Term.

(a) Monthly Disability Payments. Commerce shall make the payments due under this Section 5.2 on the first day of each month, starting with the first day of the month following the month in which Hill is deemed to be permanently disabled, in an amount equal to 1/12 of 70% of Hill’s Compensation at the time he is deemed to be permanently disabled.

(i) Insurance Reductions. Monthly Disability Payments shall be reduced each month, however, by the amount of any disability payments made to Hill under any Commerce-sponsored disability insurance plan. The amount of the reduction under the preceding sentence shall be computed as if Hill had elected to receive monthly payments of disability benefits (regardless of the actual payment frequency).

(b) Disability Benefits. After becoming permanently disabled as provided in this Section 5, Hill shall nonetheless continue until the end of the Term to be entitled to receive at Commerce’s expense such group hospitalization coverage, life insurance coverage and disability coverage as is generally made available from time to time to executive officers of Commerce, if and to the extent permitted by the respective insurers of such coverage.

(c) Partial Disability Compensation. Hill shall continue to receive his full Compensation if he is partially disabled and until such time as Hill is deemed to be permanently disabled.

5.3 Death Compensation. If Hill dies during the Term, then:

(a) Termination of Employment and Regular Compensation. Hill’s employment and rights to Compensation described above shall automatically terminate at the close of the calendar week in which death occurs; and

(b) Death Benefit. Commerce shall pay to such person as Hill shall designate in a notice filed with Commerce or, if no such person shall be designated, to his estate, in addition to his full Compensation due under Section 5.3(a), a lump sum “Death Benefit” in an amount equal to the product of three (3) times Hill’s Compensation at the time of his death.

(c) Life Insurance. The foregoing “Death Benefit” shall be in addition to any amount payable under any group life insurance program maintained by Commerce or CB.

6. Termination “For Cause” by Commerce.

6.1  “For Cause” Termination. Commerce shall have the right at any time to terminate Hill’s employment “For Cause” only if:

(a) Prior Written Notice. Commerce shall give Hill not less than thirty (30) days prior written notice of its intention to terminate his employment specifying in detail the reason(s) for such termination and the date of termination; and

(b) Failure to Cure. After receipt of such notice, Hill fails to cure, cease or remedy the reason(s) for such termination before the date of termination stated in such notice.

6.2 “For Cause” Definition. “For Cause” means only the following at any time during the Term:

(a) Conviction or Plea. If Hill is convicted of or enters a plea of guilty or nolo contendre to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; or

(b) Willful Violation. If Hill willfully violates any of the terms or provisions of this Agreement, including, without limitation:

(i) Hill’s willful failure to perform his duties in Section 2.2 above and this Agreement or the Board’s instructions after written notice of such instructions (other than any such failure resulting from Hill’s incapacity due to illness or disability); or

(ii) Hill engages in any conduct materially harmful to Commerce’s business.

6.3 Compensation on Termination “For Cause”. Commerce shall pay Hill any prorated portion of his full Compensation that is then owed through the date of termination if Hill’s employment shall terminate “For Cause” and Commerce shall have no further obligations to Hill under this Agreement other than to pay Hill such other plan, program, or other benefits as may be due Hill pursuant to Sections 3.3 and 4 above.

7. Termination “Without Cause” by Commerce.

7.1 “Without Cause” Termination. Commerce shall have the right to terminate Hill’s employment “Without Cause” by giving not less than thirty (30) days prior written notice of its intention to terminate his employment “Without Cause” pursuant to this Section 7.

7.2 “Without Cause” Definition. Termination “Without Cause” means any reason other than by either Termination “For Cause” (Section 6 above), or Termination at Anniversary (Section 1.2(b) above).

7.3 Compensation for Termination “Without Cause”. Commerce shall pay Hill the following if Commerce terminates Hill’s employment “Without Cause”:

(a) Compensation through Termination Date. Any pro-rated portion of his full Compensation through the date of termination; and

(b) “Without Cause Severance Payment”. A lump sum severance payment (the “Without Cause Severance Payment”) in lieu of any further Compensation payments to Hill after the date of termination.

(i) “Without Cause Severance Payment” means the sum of Hill’s full Compensation that would still be remaining until the end of the then Term had Hill continued to be employed by Commerce to the end of the then Term.

8. Termination “For Good Reason” by Hill.

8.1 “Good Reason” Termination. Hill shall have the right to terminate his employment “For Good Reason” (as defined in Section 9.2 below) if:

(a) Prior Written Notice. Hill shall first give Commerce not less than thirty (30) days prior written notice of his intention to terminate his employment specifying the reason(s) for such termination and the date of termination; and

(b) Failure to Cure. After receipt of such notice, if Commerce fails to cure, cease or remedy the reason(s) for such termination before the date of termination stated in such notice.

8.2 Compensation for “Good Reason” Termination. Commerce shall pay to Hill the following if Hill terminates his employment “For Good Reason” (defined in Section 9.2):

(a) Compensation through Termination Date. Hill’s full Compensation through the termination date; and

(b) “Good Reason Severance Payment”. A lump sum “Good Reason Severance Payment” in lieu of any further Compensation payments to Hill after the date of termination.

(i) “Good Reason Severance Payment” means a lump sum equal to four (4) times Hill’s Compensation immediately preceding such termination.

9. “Change in Control” and “Good Reason”.

9.1 Change in Control Definition. “Change in Control” or “Change of Control” means a change in control of Commerce or CB of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions under the Exchange Act, whether or not Commerce or CB is subject to such reporting requirement; provided that, without limitation, such a change in control shall have been deemed to occur conclusively when any of the following events shall have occurred without Hill’s prior written consent:

(a) Board Change. Within any period of two (2) consecutive years during the Term, there is a change in at least a majority of the members of the Board or the addition of five or more new members to the Board, unless such change or addition occurs with the affirmative vote in writing of Hill in his capacity as a director or a shareholder; or

(b) Beneficial Ownership Change. A Person or group acting in concert as described in Section 13(d)(2) of the Exchange Act holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of common shares of Commerce which constitutes either:

(i) more than fifty (50%) percent of the shares which voted in the election of directors of Commerce at the shareholders’ meeting immediately preceding such determination; or

(ii) more than thirty (30%) percent of Commerce’s outstanding common shares. For this Section 9.1(b)(ii), unexercised warrants or options or unconverted nonvoting securities shall count as constituting beneficial ownership of Commerce’s common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act.

9.2 Good Reason Definition. “Good Reason” means:

(a) Both a Change in Control and Other Reductions. Both a “change in control” of Commerce (as defined in Section 9.1 above); and if any of the following “Other Reductions” occur within three (3) years after such change in control without Hill’s prior written consent:

(i) Reduction of Authority. The nature and scope of Hill’s authority with Commerce or a surviving or acquiring Person are materially reduced to a level below that which he enjoys when the change in control occurs;

(ii) Materially Inconsistent Duties. The duties and responsibilities assigned to Hill are materially inconsistent with that which he enjoys when the change in control occurs;

(iii) Materially Reduced Benefits. The fringe benefits which Commerce provides Hill are materially reduced to a level below that which he enjoys when the change in control occurs;

(iv) Reduction of Position or Title. Hill’s position or title with Commerce or the surviving or acquiring Person is reduced from his current position or title with Commerce when the change in control occurs; or

 (v) Transfer or Offices and Relocation. Any relocation or transfer of Commerce’s principal executive offices to a location more than fifty (50) miles from Hill’s principal residence on the date when the change in control occurs; or, if Hill is required, without his prior written consent, to relocate more than fifty (50) miles from his principal residence when the change in control occurs.

(b) Material Breaches. Commerce materially breaches this Agreement; or

(c) Non-Assumption. There is a failure or refusal of any successor to Commerce to assume all duties and obligations of Commerce under this Agreement.

10. Additional Payments/Excise Taxes.

10.1 Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary or any termination of this Agreement, Hill shall be entitled to receive an additional payment (a “Gross-Up Payment”) if:

(a) Tax is Determined Due. It shall be determined that any payment or distribution or benefit made or provided by Commerce or its affiliates to or for the benefit of Hill, whether pursuant to this Agreement or some other plan or otherwise, including income recognized by the exercise of options to buy Commerce stock, and determined without regard to any additional payments required under this Section 10 (a “Payment”), would be an excess Parachute Payment that is not deductible by Commerce for federal income tax purposes and subject to an excise tax; or

(b) Interest or Penalties are Incurred. Any interest or penalties are incurred by Hill concerning such excise tax.

(i) Excise Tax Definition.  “Excise Tax” means both: any excise tax imposed on any Compensation payments due to Hill - including Death Benefit, Compensation for Termination “Without Cause” or “For Good Reason” under Sections 5.3(b), 7.3 or 8.2 above - because of Section 280G and Section 4999 of the Internal Revenue Code of 1986 as amended (the “Code”) or any successor Code provision, or any state or local law; and interest or penalties incurred concerning such excise tax.

 (ii) Gross-Up Payment Definition. “Gross-Up Payment” means any amount of additional payments to Hill that are needed so that Hill incurs no out-of-pocket expense for Excise Taxes, and to place Hill in the same position after all federal and state taxes - including all income tax, Excise Tax, employment or other tax or any penalties and interest - that Hill would have been in if: (a) Hill did not have to pay the Excise Tax; (b) the Excise Tax did not apply for reasons other than Sections 280G and 4999 of the Code; and (c) Hill did not have to pay any interest or penalty charge for the imposition of any portion of the Excise Tax.

10.2 Gross-Up Payment Determination. All determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the calculations under Section 280G and 4999 of the Code, and the assumptions to be used in arriving at such determination, shall be made by Commerce’s independent auditor or another nationally recognized accounting firm chosen by the auditor with the consent of Commerce and Hill (the “Accounting Firm”).

(a) Cooperation. Commerce and Hill shall cooperate with Accounting Firm and provide information needed for the determination.

(b) Calculations. Accounting Firm shall provide detailed supporting calculations both to Commerce and Hill within fifteen (15) business days of the receipt of notice from Hill that there has been a Payment or receipt of Notice of IRS claim under Section 10.3, or such earlier time as is requested by Commerce.

(c) Fees and Expenses. Commerce shall pay all fees and expenses of the Accounting Firm for services for this determination.

(d) Payment Timing. Commerce shall pay any Gross-Up Payment, as determined pursuant to this Section 10, to Hill within five (5) days of the receipt of the Accounting Firm’s determination.

(e) Binding Effect. Any determination by the Accounting Firm shall be binding upon Commerce and Hill.

(f) Possible Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Commerce may not make Gross-Up Payments that should be made (“Underpayment”).

 (i) Determination. If Commerce exhausts its remedies pursuant to Section 10.3 and Hill is later required, directly or indirectly, to make a payment of any Excise Tax, then the Accounting Firm shall determine the amount of the Underpayment that has occurred. Such amount shall be sufficient to put Hill in the same position after all federal and state taxes - including all income tax, Excise Taxes, employment, or other taxes, and all penalties and interest on such taxes - as Hill would have been in if there had been no Underpayment and Commerce had made appropriate Gross-Up Payment in the first instance.

(ii) Payment. Commerce shall promptly pay to Hill or for the benefit of Hill any amounts determined by Accounting Firm to be needed to satisfy any Underpayment.

10.3 Notice of IRS Claim. Hill shall notify Commerce in writing of any claim by the Internal Revenue Service (“IRS”) that, if successful, would require the payment by Commerce of the Gross-Up Payment.

(a) Time and Content of Notice. Such notification shall be given as soon as practicable but not later than ten (10) business days after Hill is informed in writing of such claim and shall apprise Commerce of the nature of such claim and the date on which such claim is requested to be paid.

(b) Payment Timing. Hill shall not pay such IRS claim until thirty (30) days after the date on which he gives such notice to Commerce (or such shorter period ending on the date that any payment of taxes on such claim is due).

(c) Contest Notice. If Commerce notifies Hill in writing before the expiration of such thirty (30) day period that it desires to contest such IRS claim, then Hill shall:

(i) Give Commerce any information reasonably requested by Commerce relating to such IRS claim;

(ii) Take such action in connection with contesting such IRS claim as Commerce shall reasonably request in writing, including, without limitation, accepting legal representation for such IRS claim by an attorney reasonably selected by Commerce;

(iii) Cooperate with Commerce in good faith in order to effectively contest such IRS claim; and

(iv) Permit Commerce to participate in any proceedings on such IRS claim.

(d) Other Contest Terms. Without limitation on the foregoing provisions of this Section 10.3:

(i) Commerce shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Hill harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(ii) Commerce shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Hill to pay the tax claimed and sue for a refund or contest the IRS claim in any permissible manner;

(iii) Hill agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Commerce shall determine;

(iv) If Commerce directs Hill to pay such IRS claim and sue for a refund, then Commerce shall advance the amount of such payment to Hill on an interest-free basis and shall indemnify and hold Hill harmless, on an after-tax basis, from any Excise Tax or income tax (including interest penalties) imposed regarding such advance or regarding any imputed income with respect to such advance;

(v) Any extension of the statute of limitations relating to payment of taxes for the taxable year of Hill with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

(vi) Commerce’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Section 10 and Hill shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

10.4  Refund. Hill shall [subject to Commerce’s complying with the requirements of Section 10.3] promptly pay to Commerce the amount of any refund actually received, including any interest paid or credited after applicable taxes if, after the receipt by Hill of an amount advanced by Commerce pursuant to Section 10.3, Hill becomes entitled to receive any refund for such IRS claim.

(a)  Denial of Refund. If, after the receipt by Hill of an amount advanced by Commerce pursuant to Section 10.3, a determination is made that Hill shall not be entitled to any refund for such IRS claim and Commerce does not notify Hill in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

11. Other Rights for Termination “Without Cause” or “For Good Reason”.

11.1 Other Benefits. Hill shall be entitled to the following from Commerce, in addition to the other Compensation stated in either Section 7.3 or 8.2 above, if Hill’s employment is terminated either “Without Cause” or “For Good Reason” as set forth in either Section 7.1 or 8.1 above:

(a) Insurance. Following the date of termination, Hill shall be entitled to participate in all Commerce medical, disability, hospitalization and life insurance benefits for a period of three (3) years:

(i) Exception. If Hill accepts subsequent employment during the three-year period following the date of termination, then continuation of any medical, disability, hospitalization and life insurance benefits will be offset by coverages provided through Hill’s subsequent employer.

(b) Options Vest. Any outstanding options held by Hill to purchase Commerce stock shall vest as of the date of termination of Hill’s employment.

11.2 Plans and Program Rights. Nothing in this Agreement shall affect or have any bearing on Hill’s entitlement to other benefits under any plan or program providing benefits by reason of termination of employment.

11.3 No Mitigation by Hill. Hill shall not be required, under any circumstance including provision in this Agreement, to mitigate the amount of any Compensation or payment provided for in this Agreement by seeking other employment.

12. Source of Payment and Timing.

12.1 Source. All payments under this Agreement shall be paid in cash from the general funds of Commerce.

(a) No special or separate fund shall be required to be established and Hill shall have no right, title or interest whatsoever in or to any investment which Commerce may make to aid Commerce in meeting its obligations here, except to the extent that Commerce shall, in its sole and absolute discretion, choose to designate any of its rights it may have under one or more life insurance policies it may obtain to cover any of its obligations under this Agreement.

(b) Nothing in this Agreement, and no action taken pursuant to it, shall create or be construed to create a trust of any kind or fiduciary relationship between Commerce and Hill or any other Person.

12.2 Time. All payments due Hill under Sections 5.2, 6.3, 7.3 or 8.2 above shall be made not later than the thirtieth (30th) day following the date of termination of employment.

13. Interest. Hill shall be entitled (in addition to his other rights and remedies) to interest on past due amounts at a rate equal to two percentage points (2%) above the prime rate charged from time to time by CB if any benefits due to Hill are not paid when due with such interest to commence on the date a benefit was due.

14. Reimbursement of Enforcement Expenses. Hill shall be entitled to full reimbursement from Commerce for all costs and expenses (including reasonable attorneys’ fees, costs, and interest as stated in Section 13) incurred by Hill in enforcing his rights under this Agreement if the following exist:

14.1 Failure to Pay. Commerce fails to pay or provide Hill any of the amounts due him under this Agreement; or

14.2 Failure to Provide. Commerce fails to provide Hill with any of the other benefits due him under this Agreement; and

14.3 Further Conditions for Reimbursement. Provided that:

(a)  Commerce does not cure any such failure within thirty (30) days after having received written notice from Hill of such failure; and

(b) there is an adjudication that Hill’s action in enforcing his rights are not frivolous.

15. Confidential Information and Non-Competition.

15.1 Confidentiality.

(a) Company Information Definition. “Company Information” means all data relating to Commerce’s business that is not generally published or available to the public, including writings, equipment, processes, drawings, strategic plans, reports, manuals, inventions, records, financial information, business plans, customer lists, the identity of and other facts concerning prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other materials embodying trade secrets, customer product information, or technical or business information of Commerce.

(b) Non-Disclosure and Non-Use. During the Term or any later time, except with the prior written consent of Commerce’s Board, Hill shall not, directly or indirectly:

(i) Non-Disclosure. Disclose, communicate or divulge Company Information to any Person other than authorized Commerce personnel;

(ii) Non-Use. Use Company Information for the benefit of himself or any other Person, other than authorized Commerce personnel.

15.2 Commerce’s Interests. Hill will not, during the Term, except with the express prior written consent of Commerce’s Board, directly or indirectly, in any capacity (including but not limited to employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity) engage in or assist any Person to engage in any act or action which he, acting reasonably, believes or should believe would be harmful or inimical to the interests of Commerce.

15.3 Non-Competition and Time of Restrictions.

(a) Non-Competition. Hill will not, except with the express prior written consent of Commerce’s Board, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his own account or for the benefit of any Person:

 (i) Business and Geographic Restriction. Establish, engage or participate in or otherwise be connected with any commercial banking business which conducts business in any geographic area in which Commerce and its subsidiaries is then conducting such business.

(ii) Exception. The foregoing shall not prohibit Hill from owning as a shareholder less than 5% of the outstanding voting stock of an issuer engaged in the commercial banking business.

(b) Time of Restrictions. The non-competition restrictions in Section 15.3 shall start on the effective date of this Agreement and end as stated below for the appropriate circumstance.

(i) Hill’s Termination at Anniversary or Voluntary. If this Agreement is terminated by Hill in accord with the Termination at Anniversary in Section 1.2(b) of this Agreement or if Hill voluntarily terminates his employment, then the non-competition restriction ends one year following the effective date of termination of Hill’s employment under this Agreement;

(ii)  Commerce’s Termination at Anniversary. If this Agreement is terminated by Commerce in accord with the provisions of Section 1.2(b) of this Agreement, then the non-competition restriction ends on the effective date of termination of Hill’s employment under this Agreement;

(iii) Termination “For Cause”. If Commerce terminates this Agreement “For Cause” in accord with Section 6 of this Agreement, then the non-competition restriction ends on the effective date of termination of Hill’s employment under this Agreement; or

(iv) Termination “Without Cause” and “For Good Reason”. If this Agreement is terminated “Without Cause” or “For Good Reason” in accord with either Section 7.1 or 8.1 above, then the non-competition restriction ends on the effective date of termination of Hill’s employment under this Agreement.

15.4 Remedies. Any breach by Hill of any of the terms in this Section 15 will result in irreparable injury to Commerce for which money damages could not adequately compensate Commerce; and, thus, in the event of any such breach, Commerce shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Hill and/or any other Person involved from continuing such breach.

(a) No Defense or Bar. The existence of any claim or cause of action which Hill may have against Commerce or any other Person (other than a claim for Commerce’s breach of this Agreement for failure to make payments) shall not constitute a defense or bar to the enforcement of the terms in this Section 15.

(b) Payments After Breach. In the event of any alleged breach by Hill of any of the terms in this Section 15, Commerce shall continue any and all of the payments due Hill under this Agreement until such time as a Court shall enter a final and unappealable order finding such a breach.

(i) Exception. The foregoing shall not preclude a Court from ordering Hill to repay such payments made to him for the period after the breach is determined to have occurred or from ordering that payments under this Agreement be permanently terminated in the event of a material and willful breach.

15.5 Enforceability. If any portion of the terms in this Section 15, or their application, is construed to be invalid or unenforceable, then the other portions of such terms or their application shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible.

(a) If any term in this Section 15 is held to be unenforceable because of the area covered, duration, or scope, then Hill and Commerce expressly and intentionally authorize the court making such determination to reduce the area and/or duration and/or limit the scope to an enforceable term, so that the term shall then be enforceable in its reduced form.

15.6 Commerce Definition. For this Section 15, the term “Commerce” means Commerce, any successor of Commerce under Section 16 below, and all present and future direct and indirect subsidiaries and affiliates of Commerce including, but not limited to, CB.

16. Successions.

16.1 Successors/Assigns/Heirs. This Agreement shall inure to the benefit of and be binding on:

(a) Commerce and Hill and their respective heirs, executors, administrators, successors and assigns; and

(b) Any corporate or other successor of Commerce that acquires, directly or indirectly, by combination, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Commerce.

16.2 Death. On Hill’s death, except for the ”Death Benefit” governed by payment described in Section 5.3 above, any payments or benefits otherwise due Hill shall be paid to or be for the benefit of Hill’s legal representatives for his estate.

16.3 Combinations. Nothing in the Agreement shall preclude Commerce from combining, consolidating or merging into or with or transferring all or substantially all of its assets to another Person (“Combination”).

(a) In the event of a Combination, such other Person shall be deemed to assume this Agreement and all obligations of Commerce in this Agreement.

(b) Upon such a Combination, the term “Commerce” shall mean such other Person and this Agreement shall continue in full force and effect.

17. Notices.

17.1 Form of Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by: hand with delivery receipt; or certified or registered mail, return receipt requested, with postage prepaid; or overnight or express courier with a receipt-for-delivery tracking system.

17.2 Place of Notice. All notices are to be delivered to the following addresses or to such other address as either party may designate in writing by like notice:

A.	If to Hill, to the address on file with the Company.

B.	If to Commerce, to:

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400

Attn:	Chairman, Compensation Committee
Board of Directors

18. General Provisions.

18.1 Entire Agreement. This Agreement constitutes the entire agreement between Commerce and Hill concerning its subject matter. It supersedes and replaces all prior discussions, representations, promises or agreements, whether written or oral, express or implied, between Hill and Commerce or their representatives, including the Prior Agreement.

18.2 Amendments, Waivers and Termination. No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver or termination of this Agreement executed by Commerce and Hill (or his legal representatives) shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person including, but not limited to, Hill’s wife, and no Person shall be deemed to be a third party beneficiary under this Agreement except as provided under Section 16 above.

18.3 Alternate Payments. Instead of Commerce, either CB or any other subsidiary of Commerce may make payments to Hill and, to the extent such payments are so made, Commerce shall be released of its obligations to make such payments.

18.4 Benefits and Insurance. The benefits provided under this Agreement shall be in addition to and shall not affect the proceeds payable to Hill’s beneficiaries under group life insurance policies which Commerce may be carrying on Hill’s life.

18.5  “Person” Definition. “Person” means a natural person, joint venture, corporation, sole proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legal entity.

18.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

18.7 No Waiver. Except as otherwise expressly stated in this Agreement, no failure on the part of any party to this Agreement to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise of any of or the exercise of any other right, power or remedy.

18.8 Assignment. Without Commerce’s prior written consent and approval, neither this Agreement nor any of its rights to receive payments shall be voluntarily or involuntarily:

(a) Assigned, transferred, alienated, encumbered or disposed of, in whole or in part; or

(b) Subject to anticipation, levy, execution, garnishment, attachment by, or interference or control of, any creditor.

18.9 New Jersey Jurisdiction. Commerce and Hill irrevocably, voluntarily, knowingly and expressly consent to:

(a) Courts in Camden, NJ. The exclusive jurisdiction of the Superior Court, Law Division, Camden County, New Jersey or the United States District Court for the District of New Jersey, Camden Vicinage, to enforce this Agreement, or to resolve any claim, controversy or dispute involving it; and

(b) Service of Process. Service of process as set forth in the Notice stated in Section 17 above.

18.10 Headings. The headings of the sections of this Agreement have been inserted for convenience and clarity. They do not restrict or modify any of the terms or provisions of this Agreement.

18.11 Notice of Dispute and Cure. If Commerce or Hill has a dispute or claim under this Agreement, then that dispute or claim shall be described with specificity in writing; and, the party receiving such written notice shall have thirty (30) business days to cure the dispute or claim.

18.12 New Jersey Law. This Agreement shall be governed and construed, and the legal relationships of the parties determined, in accordance with the laws of the State of New Jersey applicable to contracts executed and to be performed solely in the State of New Jersey.

COMMERCE BANCORP, INC.

By:  /s/ Douglas J. Pauls
                        Title: Senior Vice-President and Chief Financial Officer

Attest:  /s/ Alexander D. Bono
Title: Senior Vice-President and General Counsel

/s/ Vernon W. Hill, II
Vernon W. Hill, II

March 14, 2006
Date